Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to: (i) the use in the Form S-1 Post Effective Amendment Number 1 having SEC File number 333-130979 of Hyperdynamics Corporation, a Delaware corporation (the "Company") under the Securities Act of 1933, of information contained in our reserve report letter relating to the reserves and revenue, as of June 30, 2006, of certain interests held by HYD Resources Corporation, a subsidiary of the Company; (ii) all references to such reserve report letter and/or to this firm in the Form S-1 Post Effective Amendment Number 1; (iii) our being named as an expert in the Form S-1 Post Effective Amendment Number 1; and (iv) the incorporation of this consent into any registration statement filed for the same offering pursuant to rule 462(b) or (c) under the Securities Act of 1933.

RYDER SCOTT COMPANY, L.P.

(signed)
/s/ Ryder Scott Company, L.P.
Houston, Texas

October 19, 2006